UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 30, 2007

Tessera Technologies, Inc.

(Exact name of Registrant as Specified in its Charter)

Delaware	000-50460	16-1620029
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3099 Orchard Drive

San Jose, California 95134

(Address of Principal Executive Offices)

(408) 894-0700

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On January 30, 2007, Tessera Technologies Hungary Holding LLC (“Tessera Hungary”), a wholly owned subsidiary of Tessera Technologies, Inc. (“Tessera”), entered into a Share Purchase Agreement among Tessera Hungary, Eyesquad GmbH, a private limited liability company organized under the Laws of the Federal Republic of Germany (“Eyesquad”), each of the shareholders of Eyesquad and Sharon A. Amir as Shareholders’ Agent (the “Purchase Agreement”). The Purchase Agreement provides for the acquisition by Tessera Hungary of all of the outstanding equity of Eyesquad for an aggregate purchase price of approximately $20 million, subject to certain adjustments. The purchased assets include approximately $2 million cash existing on Eyesquad’s balance sheet, for a net enterprise value of approximately $18 million. The transaction is subject to various customary closing conditions, and includes customary representations and warranties from Eyesquad regarding its business.

The above description is qualified by reference to the Purchase Agreement, a copy of which is filed as Exhibit 2.1 to this Form 8-K and incorporated by reference herein.

Item 2.02. Results of Operations and Financial Condition.

On January 31, 2007, Tessera issued its fourth quarter 2006 and fiscal year end press release. A copy of the press release is furnished as Exhibit 99.1 to this Form 8-K and is incorporated by reference herein.

Item 7.01. Regulation FD Disclosure.

On January 31, 2007, Tessera issued a press release regarding the Purchase Agreement. A copy of the press release is furnished as Exhibit 99.2 to this Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
2.1	Share Purchase Agreement dated as of January 30, 2007 among Tessera Technologies Hungary Holding LLC, Eyesquad GmbH, each of the shareholders of Eyesqad GmbH and Sharon A. Amir

99.1	Press Release dated January 31, 2007

99.2	Press Release dated January 31, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 31, 2007	TESSERA TECHNOLOGIES, INC.

	By:	/s/ Charles A. Webster
	Name:	Charles A. Webster
	Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
2.1	Share Purchase Agreement dated as of January 30, 2007 among Tessera Technologies Hungary Holding LLC, Eyesquad GmbH and Sharon A. Amir

99.1	Press Release dated January 31, 2007

99.2	Press Release dated January 31, 2007